COTY ANNOUNCES CHIEF LEGAL OFFICER TRANSITION

NEW YORK - October 14, 2016 - Coty Inc. (NYSE: COTY) today announced that its Chief Legal Officer and Company Secretary, Jules Kaufman, will be leaving the Company. Having just helped lead the Company through its merger with the P&G Specialty Beauty Business, Mr. Kaufman has decided to remain in the U.S. and pursue other interests. Mr. Kaufman will be succeeded by Greerson (Greer) McMullen, who will be located in Coty’s London headquarters. Mr. McMullen will join the company on October 24, 2016, and will work with Mr. Kaufman on an orderly handover.

During his nine years with Coty, Mr. Kaufman has skillfully guided the Company through its initial public offering and listing on the New York Stock Exchange, a number of significant acquisitions and the expansion of its business into new territories. Coty thanks Mr. Kaufman for his many contributions.

Mr. McMullen joins Coty from Schweitzer-Mauduit International Inc, the innovative international papers and materials engineering company, and brings experience of both developed and emerging markets. Previously, he was in the international service sectors and was a general counsel within General Electric for almost eight years. Mr. McMullen brings over 25 years of legal experience including serving as the general counsel of several U.S. listed companies. He has a proven track record in supporting highly commercial and innovative environments and internationally expanding companies.

Coty Chief Executive Officer, Camillo Pane, said, “On behalf of the entire company and our Board, I want to thank Jules for his many contributions to Coty during his time with us. He’s been a great colleague and we wish him much success in his future endeavours.

“I am pleased to welcome Greer and look forward to working with him as he brings his expertise and experience to our growth agenda.”

About Coty Inc.
Coty is one of the world’s largest beauty companies with approximately $9 billion in revenue, with a purpose to celebrate and liberate the diversity of consumers’ beauty. Its strong entrepreneurial heritage has created an iconic portfolio of leading beauty brands.  Coty is the global leader in fragrance, a strong number two in professional salon hair color & styling, and number three in color cosmetics.  Coty operates three divisions - Coty Consumer Beauty, which is focused on color cosmetics, retail hair coloring and styling products, body care and mass fragrances sold primarily in the mass retail channels with brands such as COVERGIRL, Max Factor and Rimmel; Coty Luxury, which is focused on prestige fragrances and skincare with brands such as Calvin Klein, Marc Jacobs, Hugo Boss, Gucci and philosophy; and Coty Professional Beauty, which is focused on servicing salon owners and professionals in both hair and nail, with brands such as Wella Professionals, Sebastian Professional and OPI.  Coty has over 20,000 colleagues globally and its products are sold in over 130 countries.

Coty and its brands are committed to a range of social causes as well as seek to minimize its impact on the environment.

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